Exhibit 10.2

Comfort Systems USA, Inc. 2017 Omnibus Incentive Plan

Non-Qualified Stock Option Notice

NAME	Grant Date:	[]
STREET	Shares Granted:	[]
CITY	Option Price per Share:	$[]
	Last Date to Exercise:	[]

We are pleased to inform you that you have been granted an option to purchase the number of shares of Common Stock of Comfort Systems USA, Inc. (the “Company”)  set forth opposite “Shares Granted” above (such option, this “Option”).  The grant of this Option has been made under the Company’s 2017 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”), which, together with the terms contained in this Notice, sets forth the terms and conditions of your grant and is incorporated herein by reference.  If this is your first grant of an award under the Plan, a copy of the Plan and of the Prospectus is enclosed.  Please review these documents carefully.

Vesting:

Subject to the terms of the Plan, the Option vests according to the following schedule:

Vesting Date	Shares Vesting
[]	[]
[]	[]
[]	[]

Exercise:

Subject to the terms of the Plan, you may exercise this Option, in whole or in part, to purchase a whole number of shares of Common Stock subject to this Option, by following the exercise procedures adopted by the Company.  All exercises must take place before the Last Date to Exercise, or such earlier date as is set out in the Plan following your death, disability or other termination of your employment with the Company.  The number of shares of Common Stock you may purchase on any date cannot exceed the total number of shares of Common Stock vested under this Option as of that date, less any shares you have previously acquired by exercising this Option.

Employment Requirements:

In the event of a termination of your employment with the Company, except in the event of retirement as described below, for any reason and under any circumstances, all further vesting of shares of Common Stock subject to this Option will terminate as of the date of termination of your employment, and all then unvested shares of Common Stock subject to this Option will be canceled and forfeited as of such date without any consideration due to you.  As set out in the Plan, you will have 3 months after your employment terminates to exercise any vested portion of this Option, and in the event of your death or total disability you or your estate will have a period of one year to exercise any vested portion of this Option.  Notwithstanding the foregoing, if you retire from the Company at a time when the sum of your age, in whole years, and your years of service with the Company (as determined in a manner consistent with the method used for purposes of determining vesting under the Comfort Systems USA, Inc. 401(k) Plan) is at least 75, you shall be deemed to satisfy the continuous employment condition set forth above on each vesting date following retirement and the portion of this Option that vests on an any such post-retirement vesting date shall remain exercisable for a period of 3 months following the applicable vesting date.  The Plan sets out the terms and conditions that govern this Option in the event of your termination of employment, including by reason of your death or disability.

Taxes and Withholding:

This Option is not intended to be an incentive stock option, as defined under Section 422(b) of the Internal Revenue Code.  You expressly acknowledge and agree that your rights hereunder, including the right to be issued shares of Common Stock upon the exercise of this Option (or any portion thereof), are subject to your promptly paying to the Company in cash (or by such other means as may be acceptable to the Committee in its discretion) all taxes required to be withheld, if any,  in respect of this Option.  No shares will be transferred upon the exercise of this Option (or any portion thereof) unless and until you or the person then holding this Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and have committed (and by holding this Option you shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of this Option, or have made other arrangements satisfactory to the

Committee with respect to the payment of such taxes.  You may satisfy the statutory minimum amount of such tax obligations by (i) authorizing the Company to withhold a number of shares of Common Stock otherwise deliverable to you under this Option or (ii) transferring to the Company shares of Common Stock owned by you, in each case, having an aggregate Fair Market Value (measured on the date such shares would otherwise be delivered or are transferred to the Company, as applicable) sufficient to satisfy such obligations. You also authorize the Company and its Affiliates to withhold such amounts from any amounts otherwise payable to you, but nothing in this sentence shall be construed as relieving you of any liability for satisfying your obligations under the preceding provisions hereof.

Other:

This Option is subject to the Plan. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan.  In the event of a conflict between the terms of this Notice and the Plan, the Plan shall govern.